EXHIBIT (A)(10)


            SUPPLEMENT TO THE OFFER TO PURCHASE DATED MARCH 31, 1997

                              SB ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                                 WHX CORPORATION

               OFFERS TO PURCHASE FOR CASH UP TO 649,000 SHARES OF

                COMMON STOCK (INCLUDING THE ASSOCIATED RIGHTS) OF

                         DYNAMICS CORPORATION OF AMERICA

                     AT AN INCREASED PRICE OF $45 PER SHARE



                            ------------------------

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 29, 1997, UNLESS THE OFFER IS EXTENDED. THE OFFER IS NOT SUBJECT TO ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), SHALL HAVE EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (2) THE COMPANY (AS DEFINED HEREIN) NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENTS WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S (AS DEFINED HEREIN) ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PURCHASER OF THE ACQUISITION OF THE COMPANY. SEE SECTION 13 OF THE OFFER TO PURCHASE.

                            ------------------------

                                    IMPORTANT

         Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

         A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

         Questions and requests for assistance or for additional copies of this Offer to Purchase, this Supplement, the revised Letter of Transmittal or other tender offer materials, may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Supplement.

April 10, 1997

TO THE HOLDERS OF COMMON STOCK OF DYNAMICS CORPORATION AMERICA:

                                  INTRODUCTION

         The following information amends and supplements the Offer to Purchase dated March 31, 1997 (the "Offer to Purchase") of SB Acquisition Corp., a New York corporation ("Purchaser") and a wholly owned subsidiary of WHX Corporation, a Delaware corporation ("Parent"). Pursuant to this Supplement, Purchaser is now offering to purchase up to 649,000 shares of common stock, par value $.10 per share (the "Shares") of Dynamics Corporation of America, a New York corporation (the "Company"), including the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995, between the Company and First National Bank of Boston, as Rights Agent (the "Rights Agent"), at a price of $45 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letters of Transmittal (which, as amended from time to time, together constitute the "Offer").

         Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase.

         According to the Company's Proxy Statement dated March 26, 1997, as of March 14, 1997 there were 3,815,194 Shares outstanding. The Purchaser already owns 109,861 Shares (approximately 2.9%). This includes 261 Shares received in the mid-1970s by other subsidiaries of Parent (and recently transferred to Purchaser) in connection with the settlement of various creditor claims.

         Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase. Tendering shareholders may use either the original (white) Letter of Transmittal previously circulated with the Offer to Purchase or the revised (white) Letter of Transmittal circulated with this Supplement. TENDERING SHAREHOLDERS MAY NOT USE THE ORIGINAL (GRAY) NOTICE OF GUARANTEED DELIVERY PREVIOUSLY CIRCULATED WITH THE OFFER TO PURCHASE. While the original Letter of Transmittal circulated with the Offer to Purchase refers to the Offer to Purchase, and the Letter of Transmittal circulated with this Supplement refers to the Offer to Purchase and this Supplement, shareholders using such documents to tender Shares will nevertheless receive $45 per Share for each Share validly tendered and not withdrawn and accepted for payment pursuant to the Offer, are not required to take any further action in order to receive the increased tender price of $45 per Share, assuming that Shares are accepted for payment and paid for by Purchaser pursuant to the Offer. See Section 3 of the Offer to Purchase and Section 1 of this Supplement.

         THIS OFFER TO PURCHASE, THIS SUPPLEMENT AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                            -----------------------

         1.       AMENDED TERMS OF THE OFFER; PRORATION.

         The discussion set forth in Section 1 of the Offer to Purchase is hereby amended and supplemented as follows:

         The Offer is being made for up to 649,000 Shares. The price per Share to be paid pursuant to the Offer has been increased from $40 per Share to $45 per Share, net to the seller in cash, without interest thereon. Purchaser will accept for payment and pay for up to 649,000 Shares which are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with
Section 4, and all such Shares accepted for payment pursuant to the Offer (including Shares delivered for tender prior to the date of this Supplement) will receive the increased price. As of the date of this Supplement, there were no Shares tendered to the Depositary.

         This Supplement, the revised (white) Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

         All references in the Offer to Purchase to the Record Holder Condition are deleted. The revised Letter of Transmittal contains a box entitled "Record Ownership as of March 14, 1997." If the statement therein is applicable, the box next to such statement should be checked, and the statement so specified should be accurate and correct. However, it is not necessary to check that box in order for Shares to be duly and properly tendered. Shareholders who own shares which were acquired both before and after the March 14, 1997 record date for the Company's Annual Meeting (in particular, brokers, dealers, commercial banks and other nominees) are advised to check the box entitled "Record Ownership as of March 14, 1997" and fill in the blank with the number of Shares being tendered which were owned as of March 14, 1997. The failure to follow this procedure will not, however, affect the validity of any tender, as this is for informational purposes only.

         If more than 649,000 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only 649,000 Shares, on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. Purchaser anticipates being able to announce the proration factor on the next business day following the Expiration Date. Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to increase or decrease the number of Shares being purchased pursuant to the Offer and, if Purchaser in its discretion determines to so increase or decrease such number of Shares and if such action is required under the rules of the SEC, Purchaser will extend the Offer in accordance with the SEC's rules.

         Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) subject to the conditions of the Offer set forth in Section 13, decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering shareholders, (ii) waive or amend any or all conditions to the Offer to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

         The Offer to Purchase contained two erroneous statements: the first was regarding the non-compliance of the Record Holder Condition with the "all holders" provision under Rule 14d-10, and the second was regarding the non-applicability of the Specified Percentage to Rule 14e-1. In addition, those statements also included Purchaser's view of the SEC Staff's position with respect to those two rules. As noted in this Supplement, the Record Holder Condition has been deleted, and the Specified Percentage has been changed to a fixed number of Shares (namely, up to 649,000 Shares). Furthermore, Purchaser erroneously presented the SEC Staff's position with respect to those two rules. By sending this Supplement to shareholders, Purchaser is seeking to provide corrective disclosure; toward this end, Purchaser acknowledges the SEC Staff's position that the Record Holder Condition is not permissible under Rule 14d-10 and that the Specified Percentage is not permissible under Rule 14e-1.

         2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

         The discussion set forth in Section 2 of the Offer to Purchase is hereby amended and supplemented as follows:

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, up to 649,000 Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the governmental regulatory conditions set forth in
Section 13. Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Shares in order to comply in whole or in part with any applicable law.

         3.       PROCEDURES FOR TENDERING SHARES.

         The discussion set forth in Section 3 of the Offer to Purchase is hereby amended and restated as follows:

         Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of shares into the Depositary's account at a Book Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

         IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED, UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

         Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other documents required by the Letter of Transmittal.

         Guaranteed Delivery. No tenders pursuant to guaranteed delivery will be accepted, and the section entitled "Guaranteed Delivery" in Section 3 of the Offer to Purchase is deleted in its entirety. The original (gray) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase should be discarded. Shareholders who hold Share Certificates in the account of a broker or other nominee should consider withdrawing them several days in advance of the Expiration Date if they wish to properly tender Shares, since the customary procedures for guaranteed delivery are not available.

         Distribution Of Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in Section 7 below) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date such certificates are distributed. Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. If a Distribution Date has occurred, unless the Rights are redeemed prior to the Expiration Date, shareholders who sell their rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

         Determination Of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. In such event, if required under the rules of the SEC, Purchaser will extend the Offer in accordance with the SEC's rules. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

         Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

         Appointment As Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, including the Annual Meeting scheduled for May 2, 1997, by written consent or otherwise.

         TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY

COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

         Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

         4.       SOURCE AND AMOUNT OF FUNDS.

         The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

         Purchaser estimates that the total amount of funds required to purchase Shares pursuant to the Offer and to pay all related costs and expenses will be approximately $29.5 million. Purchaser plans to obtain such funds through capital contributions or advances made by Parent. As of December 31, 1996 Parent had available over $400 million in cash and cash equivalents.

         5.       BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

         In the ordinary course of Parent's long-term strategic review process, Parent and its subsidiaries routinely analyze potential combinations with various companies. Recently, Parent has placed particular emphasis on studies of the Company, considering it to be an ideal candidate for such a combination.

         On March 27, 1997, Parent sent the following letter to the Chairman of the Company regarding a proposed business combination between the Company and
Parent:

"Dear Mr. Lozyniak:

         We are writing to propose a business combination between our companies and to express a desire that we work together to accomplish this transaction on an amicable, negotiated basis.

         The Board of Directors of WHX has authorized me to present an offer to acquire in a merger transaction all of the outstanding shares of common stock of Dynamics Corp. at a price of $40 per share. This proposal represents a premium of 16% over the current market price and nearly 30% over the market price at year-end.

         In making this proposal, please be advised that we have no interest in increasing the equity stake which Dynamics Corp. holds in CTS Corporation, or in changing the nature of the current relationship between the two companies.

         This proposal is subject to negotiation and execution of appropriate definitive agreements containing customary and mutually acceptable representations, warranties, terms and conditions. In pursuing this transaction, we would expect representatives from your Board of Directors to join the board of the combined enterprise and the senior management of your company to stay with the combined enterprise under mutually satisfactory arrangements.

         We are confident of our ability to complete this transaction on these terms. In this respect, please note that as of December 31, 1996 we have available over $400 million in cash and cash equivalents.

         We are certain that, upon reflection, your Board of Directors will recognize the fine opportunity which a combination with WHX represents for your stockholders. Our objective is to work with you in a professional and constructive manner to complete our proposal so that the best interests of your stockholders and employees can be served. Please be advised that we would be prepared to increase our offer if additional information which may be provided about your company demonstrates that a higher price is warranted.

         We are willing to discuss with you or a committee of your directors all aspects of our proposal and to answer any questions which you may have. I and other representatives of WHX are available to meet with you for this purpose at any time. If we do not hear from you by the close of business on Friday, March 28, we are authorized to present this proposal directly to your stockholders, through a proxy solicitation at the upcoming annual meeting and through a cash tender offer.

                                             Very truly yours,

                                             /s/ Ron LaBow
                                                 ---------

                                             Ron LaBow
                                             Chairman of the Board"

         On March 31, 1997, the Company issued a press release in response to the announcement of the Offer stating that the Company acknowledged receipt of WHX's letter on March 27, 1997 and advised WHX it would communicate the offer to its directors and respond that week. The Company said it has been able to contact all its directors except one and their unanimous initial reaction following preliminary discussions was that the offer was "totally inadequate."

         On April 9, 1997, Purchaser issued the following press release:

                  "New York, N.Y. -- April 9, 1997 -- WHX Corporation (NYSE:WHX) announced today that its wholly-owned subsidiary SB Acquisition Corp. is amending its tender offer for Dynamics Corporation of America (NYSE:DYA), which was first announced on March 31, 1997, in the following respects:

                  First, it is increasing the price per share being offered from $40 to $45. Concurrently with that change, the price to be paid for all remaining shares in a subsequent cash merger is also being increased from $40 to $45 per share.

                  Second, the number of shares sought to be purchased in the tender offer is being fixed at up to 649,000, or 17% of the outstanding shares. Together with the 2.9% of Dynamics Corp. stock already owned, upon completion of the tender offer the percentage owned by SB Acquisition Corp. would be up to 19.9%. As previously announced, there is no minimum number of shares being sought.

                  Third, a valid tender will no longer require that a tendering stockholder be a record holder as of March 14, 1997 or otherwise hold an irrevocable proxy from a record holder as of that date.

                  As previously announced, WHX intends to solicit proxies at the annual meeting of Dynamics Corp., scheduled for Friday, May 2, 1997, to elect its slate of four nominees to the Board of Directors and to amend the company's by-laws.

                  WHX believes that the $45 per share price now being offered, through SB Acquisition Corp.'s tender offer and through WHX's proposal for a cash merger, represents an attractive price for Dynamics Corp. WHX remains willing to negotiate an amicable agreement to acquire Dynamics Corp. and thereby avoid the necessity of a proxy contest for corporate control. As previously announced, WHX has no plan to increase the ownership stake in CTS Corporation (NYSE:CTS) held by Dynamics Corp. or to change the current relationship between the two companies."

         6. PURPOSE OF THE OFFER; THE MERGER OFFER; PROXY SOLICITATION; PLANS FOR THE COMPANY.

         The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:

         The Merger Proposal. Parent and Purchaser intend that in the Merger, each then outstanding Share (other than Shares owned by Parent, Purchaser or any of their wholly owned subsidiaries and Shares held in the treasury of the Company) would be converted into the right to receive $45 in cash, without interest.

         Proxy Solicitation. The Purchaser Nominees are committed to promptly effect a merger of the Company with and into the Purchaser at a price of $45 per Share in cash.

         7.       CONDITIONS OF THE OFFER.

         The discussion set forth in Section 13 of the Offer to Purchaser is hereby amended and restated as follows:

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its reasonable discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if in the reasonable judgment of Purchaser, at any time on or after March 27, 1997 and prior to the acceptance for payment of, or payment for, such Shares, any of the following events shall occur or shall be determined by Purchaser to have occurred:

                  (a) there shall have been  threatened,  instituted  or pending any action, proceeding, claim or application by any government or governmental regulatory or administrative authority or agency, domestic, foreign or supranational, or by any other person, domestic or foreign, before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, that
         (i) challenges or seeks to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit, or which is likely to impose, in the reasonable judgment of Purchaser, voting, procedural, price or other requirements and federal securities law in connection with the acquisition of Shares by Purchaser or any of its affiliates, the making of the Offer, the acceptance for payment of or payment for Shares by Purchaser or any of its affiliates or the consummation of the Merger or any other business combination involving the Company or the performance of any of the contracts or other arrangements entered into by Purchaser or any of its affiliates in connection with the acquisition of the Company, seeking to obtain any material damages as a result thereof or otherwise directly or indirectly relating to the Offer or the Merger or such other business combination, (ii) seeks to restrain, prohibit or limit the exercise of full rights of ownership or operation by Purchaser or any of its affiliates of all or any portion of the business or assets of the Company or any of its subsidiaries or Purchaser or any of its affiliates or to compel Purchaser or any of its affiliates to dispose of or to hold separately all or any portion of the business or assets of the Company or any of its subsidiaries or Purchaser or any of its affiliates, (iii) seeks to impose or confirm limitations on the ability of Purchaser or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote the Shares acquired or owned by the Parent or Purchaser or any of its affiliates on all matters properly presented to the shareholders of the Company, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (iv) seeks to require divestiture by the Parent or Purchaser or any of its affiliates of any Shares, (v) might result, in the reasonable judgment of Purchaser, in a diminution of the benefits expected to be derived by Purchaser or any of its affiliates as a result of the Offer or the Merger or any other business combination involving the Company, or in a diminution of the value of the Shares or the Company or any of its subsidiaries to Purchaser or any of its affiliates, or (vi) challenges or adversely affects the Merger or any other business combination involving the Company; or

                  (b) other than the application of the waiting periods under the HSR Act and the necessity for the approvals and other actions by any domestic (federal and state) or foreign or supranational governmental, administrative or regulatory agency described in Section 14, there shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Merger or any other business combination involving the Company, by any government or governmental, regulatory or administrative agency or authority or by any court or tribunal, in each case whether domestic, foreign or supranational, any statute, rule, regulation, judgment, decree, decision, order or injunction that, in the reasonable judgment of Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

                  (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, shareholders' equity, financial condition, capitalization, licenses, franchises, permits, operations, results of operations or prospects of the Company or any of its subsidiaries, affiliates or CTS (or Purchaser shall have become aware thereof) or in general economic or financial market conditions in the United States or abroad that, in the reasonable judgment of Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Purchaser shall have become aware of any facts that, in the reasonable judgment of Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or CTS, or the value of the Shares to the Parent or Purchaser or any of its affiliates; or

                  (d) there shall have  occurred (i) any general  suspension  of trading in, or limitation on prices for, securities on any national securities exchange or in the United States over-the-counter market,
         (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material adverse change (or any existing or threatened condition, event or development involving a prospective material adverse change) in United States or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (iv) any other material adverse change in the market price of the Shares, the shares of CTS or in the United States securities or financial markets generally, including without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from March 31, 1997 through the date of termination or expiration of the Offer, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (vi) any limitation (whether or not mandatory) by any governmental authority or any other event that, in the reasonable judgment of Purchaser, may have material adverse significance with respect to the extension of credit by banks or other lending institutions or the financing of the Offer or the Merger or any other business combination involving the Company or (vii) in the case of any of the situations described in clauses (i) through (vi) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                  (e) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or Purchaser shall have otherwise deemed that (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to March 31, 1997, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule with the Commission, shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or affiliates or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any assets or securities of the Company or any of its subsidiaries; or

                  (f) the Company or any of its subsidiaries shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any outstanding Shares (other than a redemption of the Rights in accordance with the terms of the Rights Agreement as publicly disclosed to be in effect on March 31, 1997) or other securities of the Company or any subsidiary thereof, (iii) issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, (A) any additional Shares, shares of any other class or series of capital stock, other voting securities, or any securities convertible into or exchangeable or exercisable for any of the foregoing, or options, rights or warrants, conditional or otherwise, to acquire any of the foregoing in accordance with their terms, (B) any shares of any class or series of capital  stock,  other voting  securities,  or any securities convertible into or exchangeable or exercisable for any of the foregoing of CTS or (C) any other securities or rights in respect of, in lieu of or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other debt or equity securities of any subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any of the foregoing, (v) declared, paid or proposed to declare or pay any dividend or other distribution, whether payable in cash, securities or other property, on, or in respect of, any Shares (other than a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect on March 31, 1997 and distributions of regular semi-annual dividends not to exceed $.10 per Share), (vi) altered or proposed to alter any material term of any outstanding security of the Company or any of its subsidiaries (including the Rights), (vii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any debt securities or securities convertible into or exchangeable or exercisable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or otherwise incurred, authorized or proposed the incurrence of, any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (viii) authorized, recommended, proposed, effected or announced its intention to engage in any merger (other than the Merger), consolidation, liquidation, dissolution, business combination, acquisition (including by way of exchange) of assets or securities, disposition (including by way of exchange) of assets or securities, joint venture, any release or relinquishment of any material contract or other rights of the Company or any of its affiliates or CTS or any comparable event not in the ordinary course of business, (ix) authorized, recommended, proposed or announced its intent to enter into, or entered into any agreement or arrangement with any person, entity or group that in the reasonable judgment of Purchaser, has or may have material adverse significance with respect to the value of the Company or any of its affiliates, or the value of the Shares to Purchaser or any of its affiliates, (x) amended or proposed, adopted or authorized any amendment (other than any amendment which provides that the Rights are inapplicable to the Offer and the Merger) to the Charter or the By-Laws or similar organizational documents of the Company or any of its subsidiaries or the Rights Agreement or Purchaser shall have learned that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed, (xi) entered into or amended any employment, severance or similar agreement, arrangement or plan with or for the benefit of any employee of the Company or any of its subsidiaries (other than in the ordinary course of business) or so as to provide for increased or accelerated benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for Shares by Purchaser or the consummation by Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, (xii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its affiliates, or Purchaser shall have become aware of any such action which shall not have been previously disclosed, or (xiii) agreed in writing or otherwise to take any of the foregoing actions; or

                  (g) Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, (ii) of any covenant, term or condition in any of the instruments or agreements of the Company or any of its subsidiaries that, in the reasonable judgment of Purchaser, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company or any of its subsidiaries (including without limitation any event of default that may occur as a result of or in connection with the Offer, the consummation by Purchaser or any of its affiliates of the Merger or any other business combination involving the Company) or the value of the Shares to Purchaser or any of its affiliates or the consummation by Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, or (iii) that any report, document, instrument, financial statement or schedule of the Company filed with the
         Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

                  (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any approval, permit, authorization or consent of any domestic or foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) (including those described or referred to in Section 14) which is required or believed to be appropriate shall not have been obtained on terms satisfactory to the Parent in its reasonable discretion; or

                  (i) Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the Merger or any other business combination with the Company or any of its affiliates or the purchase of any material portion of the securities or assets of the Company or any of its subsidiaries, or Purchaser or any of its affiliates and the Company shall have agreed that Purchaser shall amend or terminate the Offer or postpone the payment for the Shares pursuant thereto.

         The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser in whole or in part at any time and from time to time in its reasonable discretion. Any determination by Purchaser concerning the events described above shall be final and binding upon all parties including tendering shareholders. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

         8. MISCELLANEOUS. Parent and Purchaser have filed with the SEC an amendment to the Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Securities Exchange Act, furnishing certain additional information with respect to the Offer, and may file further amendments thereto. The Schedule 14D-1, and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 of the Offer to Purchase (except that they will not be available at the regional offices of the SEC).

         Except as modified by this Supplement, the terms set forth in the Offer to Purchase and the related Letter of Transmittal remain applicable in all respects to the Offer and this Supplement should be read in conjunction with the Offer to Purchase and the related Letter of Transmittal.

SB ACQUISITION CORP.

April 10, 1997

         Manually executed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:


                        HARRIS TRUST COMPANY OF NEW YORK


       By Mail:            By Overnight Courier:              By Hand:
  Wall Street Station    77 Water Street, 4th Floor        Receive Window
     P.O. Box 1023           New York, NY 10005      77 Water Street, 5th Floor
New York, NY 10268-1023                                  New York, NY 10005
                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                             (212) 701-7636 or 7637

                    For Information Telephone (call collect):
                                 (212) 701-7624






         Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.

                                Wall Street Plaza
                            New York, New York 10005
                            Telephone: (212) 440-9800

                                       or

                         CALL TOLL FREE: (800) 223-2064




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